EXHIBIT 10.3
AMENDMENT NO. 1
TO THE
HAMILTON BEACH BRANDS, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH DECEMBER 31, 2007
(AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 1, 2007)
     Hamilton Beach Brands, Inc. (the “Company”), hereby adopts this Amendment No. 1 to the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan For the Period From January 1, 2000 through December 31, 2007 (As Amended and Restated Effective as of December 1, 2007) (the “Plan”), effective as of January 1, 2008. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 10(b) of the Plan is hereby amended in its entirety to read as follows:
     “(b) Interest.
     (i) The Non-Frozen Participant’s Sub-Accounts shall be credited with interest in accordance with the rules described in this Subsection; provided, however, that (1) no interest shall be credited to the Sub-Accounts of the Frozen Participants, (2) no interest shall be credited to the 2004 or 2005 Sub-Accounts of the Non-Frozen Participants who are not Covered Employees; (3) no interest shall be credited to a Sub-Account after the Maturity Date of the Sub-Account, (4) no interest shall be credited to a Sub-Account following a Participant’s Termination of Employment prior to a Maturity Date (except as described in Section 10(c)(ii) with respect to delayed payments made to Key Employees on account of a Termination of Employment) and (5) no interest shall be credited to the Sub-Accounts after the last day of the month preceding the payment date of such Sub-Account.
     (ii) Subject to the limitations described in clause (i), at the end of each month during a calendar year, the applicable Sub-Accounts shall be credited with an amount determined by multiplying the average Sub-Account balances during such month by the blended rate earned during such month by the Fixed Income Fund. In addition, as of the end of each calendar year in which the ROTCE Table Rate adopted by the Compensation Committee for such year exceeds the Fixed Income Fund rate for such year, the Sub-Accounts shall also be credited with an additional amount (if any) determined by multiplying the average Sub-Account balances during each month of such calendar year by the excess of the ROTCE Table Rate over the Fixed Income Fund rate for such calendar year, compounded monthly. In the event that, prior to an applicable Maturity Date, a Non-Frozen Participant (1) incurs a Termination of Employment or (2) becomes eligible for a payment from a Sub-Account hereunder, the foregoing interest calculations shall be made as of the last day of the month prior to such date and shall be based on (X) the blended rated earned during the preceding month by the Fixed Income Fund and/or (Y) the year-to-date ROTCE Table Rate as of the last day of the prior month (as calculated by the Company), as applicable.
     (iii) The Committee may change (or suspend) the interest rate credited on Accounts at any time.”
     EXECUTED this 12th day of February, 2008.

HAMILTON BEACH BRANDS, INC.

By:	/s/ Charles A. Bittenbender

Title:	Assistant Secretary